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Exhibit 10.31

TAX RECEIVABLE AGREEMENT

dated as of

November     , 2009

i

        This TAX RECEIVABLE AGREEMENT (as amended from time to time, this "Agreement"), dated as of November , 2009, is hereby entered into by and among Cloud Peak Energy Inc., a Delaware corporation ("Buyer") and Rio Tinto Energy America, Inc., a Delaware corporation ("RTEA").

RECITALS

WHEREAS, RTEA and its Affiliates hold membership units of Cloud Peak Energy Resources LLC, a Delaware limited liability company ("CPE LLC"), and RTEA is selling some of its membership units to Buyer (including any exercise by the underwriter of its overallotment option, the "Initial Sale") as described in the Registration Statement;

WHEREAS, CPE LLC and several of its Subsidiaries are Partnerships;

WHEREAS, after the Initial Sale, Buyer will be the managing member of CPE LLC, and will therefore have Control of CPE LLC and its Subsidiaries, and CPE LLC and its Subsidiaries will become Subsidiaries of Buyer;

WHEREAS, the RTEA Units are redeemable, at the option of their holders, for cash from CPE LLC, and upon the exercise of such redemption right, Buyer will have the right to assume the rights and obligations of CPE LLC with respect to the RTEA Units being redeemed (the "Buyer Assumption Right") and to thereby acquire such RTEA Units in exchange for cash or common stock of Buyer;

WHEREAS, Buyer will take a "cost" tax basis in the RTEA Units acquired in the Initial Sale, and Buyer's tax basis in the RTEA Units acquired in the Initial Sale is expected to exceed RTEA's tax basis in such RTEA Units prior to the Initial Sale;

WHEREAS, pursuant to the Third Amended and Restated Limited Liability Company Agreement of CPE LLC, dated November , 2009 (the "CPE LLC Agreement"), CPE LLC and each of its Subsidiaries that is a Partnership will have in effect or make an election under Section 754 (a "Section 754 Election") of the Internal Revenue Code of 1986, as amended (the "Code"), for the Taxable Year in which the Initial Sale occurs and for each Taxable Year in which an Exchange occurs;

WHEREAS, the structure of the Initial Sale and the Section 754 Elections of CPE LLC and each of its Subsidiaries that is a Partnership are intended generally to result in an adjustment (with respect to the Section 754 Elections, such adjustment will be solely with respect to Buyer) to the tax basis of the Adjustable Assets as a result of the Initial Sale, of any subsequent Exchange, or of the receipt of payments under this Agreement;

WHEREAS, the income, gain, loss, expense and other Tax items of (i) CPE LLC solely with respect to Buyer may be affected by the Basis Adjustment and (ii) Buyer may be affected by the Basis Adjustment and the Imputed Interest; and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Taxes of the Buyer;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.01.    Definitions.    As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

        "Accelerated RTEA Gain" is defined in Section 4.04(a)(4).

        "Accounting Firm" means a nationally recognized, independent accounting firm, selected by RTEA, with experience in natural resource taxation matters.

        "Actual/Modified Payment Difference" means, with respect to a Taxable Year, (i) the payments RTEA actually received under this Agreement with respect to such Taxable Year pursuant to Section 3.01(a) (excluding any Interest Amounts received, and any interest received pursuant to Section 5.01); minus (ii) the payments that Buyer actually received under this Agreement with respect to such Taxable Year pursuant to Section 3.01(a) (excluding any Interest Amounts received, and any interest received pursuant to Section 5.01); minus (iii) the net payment that the Projected Tax Benefit Schedule predicted that Buyer would have made to RTEA for such Taxable Year (without regard to the Assumed Administrative Cost for such Taxable Year). For the avoidance of doubt, the Actual/Modified Payment Difference may be a negative number.

        "Actual Buyer Tax Liability" for any Taxable Year means the total liability for Taxes of Buyer, as indicated on the Tax Returns filed by Buyer (including any consolidated return in which Buyer joins) for such Taxable Year, taking into account any Determinations and adjusted to reflect U.S. federal income tax rates that are one percent higher than the actual U.S. federal income tax rates to which Buyer is subject for such Taxable Year. Notwithstanding the foregoing, the Actual Buyer Tax Liability for any Taxable Year shall also include any corollary adjustments to reflect any tax items for such Taxable Year that Buyer would have incurred as a result of any transactions deemed to occur by virtue of Section 4.04(a) or Section 4.04(b).

        "Adjustable Asset" means the RTEA Units and any asset other than cash owned by CPE LLC, either directly or indirectly through one or more Partnerships or entities that are disregarded for U.S. federal income tax purposes.

        "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

        "Agreed Rate" means LIBOR plus 100 basis points.

        "Agreement" is defined in the Recitals of this Agreement.

        "Alternative Tax Benefit Payment" means, with respect to a Taxable Year and a particular Adjustable Asset that has been transferred in a Non-Exempted Transfer that was not currently fully taxable, the Tax Benefit Payment that would be due in that Taxable Year if, starting in the Taxable Year in which such transfer took place, such Adjustable Asset had produced the tax items it would have produced had such transfer not occurred instead of the tax items that it actually produced.

        "Amended Schedule" is defined in Section 2.05(b).

        "Assumed Administrative Cost" means the average cost incurred by RTEA pursuant to Section 2.06, calculated with respect to the most recent three Taxable Years preceding an Early Termination Notice Date for which a Tax Benefit Schedule has become final pursuant to Section 2.05(a). If an Early Termination Notice Date occurs prior to the finalization of Tax Benefit Schedules pursuant to Section 2.05(a) with respect to three Taxable Years, then the Assumed Administrative Cost shall be [$25,500].

        "Average Maximum RTEA Tax Rate" means, as of any given date, the arithmetic mean of the various Maximum RTEA Tax Rates to which RTEA has been subject during the course of this Agreement through such date, weighted by the amount of Accelerated RTEA Gain that RTEA has recognized while subject to each such Maximum RTEA Tax Rate.

        "Basis Adjustment" means the adjustment to the tax basis of an Adjustable Asset under any provision of the Code, including Section 732 of the Code (in situations where, as a result of one or more Exchanges, CPE LLC becomes an entity that is disregarded as separate from its owner for tax purposes), Section 1012 of the Code, or Sections 743(b) and 754 of the Code (in situations where, following an Exchange, CPE LLC remains in existence as an entity for tax purposes) as a result, in each case, of an Exchange, the Distribution, and/or payments made pursuant to this Agreement. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent that such payments are treated as Imputed Interest. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more RTEA Units shall be determined without regard to any Pre-Exchange Transfer of such RTEA Units and as if any such Pre-Exchange Transfer had not occurred.

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

        "Buyer" is defined in the Recitals of this Agreement.

        "Buyer Assumption Right" is defined in the Recitals of this Agreement.

        "Buyer Audit" means any audit or other judicial or administrative proceeding of Buyer, any of its Subsidiaries, or of any consolidated group of which Buyer is a member, brought by a Taxing Authority.

        "Change of Control" means, with respect to any entity, (1) any acquisition, merger or consolidation of such entity with or into any other entity or any other similar transaction, whether in a single transaction or series of related transactions, where (A) the members, partners, or shareholders of such entity immediately prior to such transaction in the aggregate cease to own more than 50% of the general voting power of the entity surviving or resulting from such transaction (or the owners, partners, or members of such entity) or (B) any Person or Group becomes the beneficial owner of more than 50% of the general voting power of the entity surviving or resulting from such transaction (or the owners, partners, or members of such entity), (2) any transaction or series of related transactions or open market purchases or tenders in which more than 50% of such entity's general voting power is transferred to or acquired by any other Person or Group, or (3) the sale or transfer by such entity of all or substantially all of its assets; provided, however, that, in determining whether a Change of Control of Buyer or CPE LLC has occurred, common stock of Buyer and RTEA Units (A) acquired pursuant to the exercise by RTEA of its redemption right (including such an exercise in which Buyer exercises the Buyer Assumption Right) or (B) transferred to any Affiliate of RTEA or (C) transferred by RTEA shall not constitute an event which could cause a Change of Control.

        "Change of Control Date" means the date of a Change of Control of Buyer.

        "Change of Control Payment Modifier" means, as of a Change of Control Date, 100% minus a fraction (expressed as a percentage) equal to (i) the Total Actual/Modified Payment Difference as of such date divided by (ii) the present value, as of such date, of all future payments that the Projected Tax Benefit Schedule provides that RTEA should receive from Buyer pursuant to this Agreement, using the Early Termination Rate as a discount rate.

        "Change of Structure" is defined in Section 4.04(d).

        "Code" is defined in the Recitals of this Agreement.

        "Control" (including the terms "Controlled by" and "under common Control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting Equity Interests, as trustee or executor, by contract or otherwise.

        "CPE LLC" is defined in the Recitals of this Agreement.

        "CPE LLC Agreement" is defined in the Recitals of this Agreement.

        "Cumulative Net Realized Tax Benefit" for a Taxable Year (the "Current Taxable Year") means the difference between (x) the sum of the Realized Tax Benefits for all Taxable Years of Buyer, up to and including the Current Taxable Year; and (y) the sum of the Realized Tax Detriments for such Taxable Years of Buyer. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on (i) in the case of the Current Taxable Year, the final Tax Benefit Schedule for the Current Taxable Year and (ii) in the case of each prior Taxable Year, the final Tax Benefit Schedule or, if applicable, the most recent Amended Schedule for such prior Taxable Year in existence as of the date that the Tax Benefit Schedule for the Current Taxable Year becomes final.

        "Default Rate" means LIBOR plus 500 basis points.

        "Deferred Basis Reduction" means, with respect to any Adjustable Asset at the time of an Exchange, the smaller of (i) the tax basis of CPE LLC (or of any Partnership through which CPE LLC holds its interest in such Adjustable Asset) in such Adjustable Asset immediately prior to the Exchange and (ii) an amount equal to (A / B) * (C / D), where A is the Notional Loan Repayment Amount; B is the Average Maximum RTEA Tax Rate; C is the fair market value of CPE LLC's interest in such Adjustable Asset; and D is the sum of the fair market values of CPE LLC's ownership interests in all Adjustable Assets (ignoring any value attributable to cash). For purposes of calculating the Hypothetical Buyer Tax Liability, the Deferred Basis Reduction with respect to CPE LLC's direct or indirect interest in any Adjustable Asset (and the interest of any Partnership through which CPE LLC holds its interest in such Adjustable Asset) shall be allocated solely to CPE LLC (or such Partnership).

        "Deferred Partnership Interest Basis Reduction" means, with respect to any Partnership interest with respect to an Exchange, the extent, if any, by which the sum of the Deferred Basis Reductions with respect to the Adjustable Assets owned by such Partnership exceeds the Deferred Basis Reduction with respect to such Partnership interest. For the avoidance of doubt, the Deferred Partnership Interest Basis Reduction shall not be a negative number.

        "Determination" shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar Tax Law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

        "Distribution" means the distribution of cash or property from CPE LLC to RTEA pursuant to Section [5.4(e)] of the CPE LLC Agreement.

        "Duff & Phelps Schedule" is defined in Section 2.02.

        "Early Termination Notice Date" means the date of an Early Termination Notice.

        "Early Termination Notice" is defined in Section 4.02.

        "Early Termination Objection Notice" is defined in Section 4.02.

        "Early Termination Payment" is defined in Section 4.03(b).

        "Early Termination Payment Date" means the date on which any Early Termination Schedule becomes final and binding pursuant to Section 4.02.

        "Early Termination Rate" means 7%.

        "Early Termination Schedule" is defined in Section 4.02.

        "Exchange" means a redemption of RTEA Units pursuant to an exercise by RTEA of its right to have its units in CPE LLC redeemed, or any acquisition of RTEA Units by Buyer, whether acquired in the Initial Sale, by Buyer exercising the Buyer Assumption Right with respect to RTEA Units being redeemed by RTEA, or otherwise.

        "Exchange Basis Schedule" is defined in Section 2.03.

        "Exchange Date" means the closing date of any Exchange.

        "Exchanging Fraction" means, with respect to an Exchange, the number of RTEA Units being Exchanged divided by the number of RTEA Units that had not been Exchanged immediately before such Exchange.

        "Exempted Transfer" means a transfer by Buyer, or any of its Subsidiaries, of one or more Adjustable Assets to any Person (i) in which the total gross value of the Adjustable Assets transferred is less than $10 million; (ii) that is made in the ordinary course of business; (iii) in which the transferee is a Pass-Through Buyer Subsidiary; (iv) that qualifies under Section 1031 of the Code; or (v) that qualifies under Section 368(a)(1)(F) of the Code. For purposes of this definition, any series of related transfers shall be treated as a single transfer.

        "Expert" is defined in Section 7.09.

        "Governmental Authority" means any United States federal, state or local or any foreign government, supranational, governmental, regulatory or administrative authority, instrumentality, agency or commission, political subdivision, self-regulatory organization or any court, tribunal or judicial or arbitral body or other governmental authority.

        "Group of Persons" means any group of Persons which would constitute a "group" for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding any such group that includes RTEA or any of its Affiliates.

        "Hypothetical Buyer Tax Liability" means, with respect to any Taxable Year, the total liability for Taxes of the Buyer, or any consolidated group of which Buyer is a member, as would be shown on its Tax Return (including any consolidated return in which Buyer joins) if all items of income, gain, loss, and deduction and credit (and all methods, elections, conventions and practices) were the same as reflected in the Tax Return actually filed for such Taxable Year except that (1) it shall be adjusted to reflect U.S. federal income tax rates that are one percent higher than the actual U.S. federal income tax rates to which Buyer is subject; (2) amortization, depletion, depreciation, and gain and loss with respect to the Adjustable Assets (including, with respect to Adjustable Assets that are Partnership interests, each Partner's distributive share of such items) shall be the same as though there had been no Basis Adjustments and, with respect to any Adjustable Assets that pertain to the period of time before the Initial Sale, no Determinations, but shall be reduced (or, in the case of gain, increased) with respect to each Adjustable Asset to reflect the amount of all Deferred Basis Reductions with respect to that asset with respect to all Exchanges that have occurred as of the end of that Taxable Year; (3) Reclamation Costs and LBA Payments shall be the same as though there had been no Basis Adjustments, but shall be reduced to reflect the amount of all Deferred Basis Reductions with respect to all Adjustable Assets with respect to all Exchanges that have occurred as of the end of that Taxable Year; (4) correlative changes flowing directly from the exceptions of clauses (2) and (3) of this definition shall be taken into account (e.g., adjustments to the Section 199 credit or minimum tax credits); (5) no deduction for Imputed Interest shall be taken into account with respect to payments pursuant to this Agreement; and (6) it shall include any corollary adjustments to reflect any tax items for such Taxable Year that Buyer, or any consolidated group of which Buyer is a member, would have incurred for such Taxable Year as a result of any transactions deemed to occur by virtue of Section 4.04(a) or Section 4.04(b).

        "Imputed Interest" shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of Tax Law with respect to Buyer's payment obligations under this Agreement.

        "Incalculable Year" is defined in Section 4.04(a)(3).

        "Initial Duff & Phelps Schedule" is defined in Section 2.02.

        "Initial Sale" is defined in the Recitals of this Agreement.

        "Interest Amount" is defined in Section 3.01(b).

        "Irreducible Basis Amount" means, with respect to an Exchange, (i) the Notional Loan Repayment Amount with respect to such Exchange divided by the Average RTEA Maximum Tax Rate as of the Exchange Date, plus (ii) the sum of the Deferred Partnership Interest Basis Reductions with respect to such Exchange, minus (iii) the sum of the Deferred Basis Reductions with respect to such Exchange with respect to all Adjustable Assets that are not Partnership interests. For the avoidance of doubt, the Irreducible Basis Amount shall not be a negative number.

        "Irreducible Basis Amount Payment" means, with respect to an Exchange, the product of (i) 85%; (ii) the highest marginal U.S. federal income tax rate to which Buyer is subject for the Taxable Year containing the Exchange Date plus one percent; and (iii) the Irreducible Basis Amount.

        "Law" means any law (statutory, common or otherwise), constitution, ordinance, code, rule, regulation, executive order or other similar authority enacted, adopted, promulgated or applied by any Governmental Authority, each as amended from time to time.

        "LBA Payments" means any payment made by Buyer or its Subsidiaries in connection with the acquisition of a mineral lease in effect on the date of the Initial Sale that was (or is) required to be capitalized for U.S. federal income tax purposes into the tax basis of the lease and amortized as a reduction to the gross income from mining from that mineral property.

        "LIBOR" means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two calendar days prior to the first calendar day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page "LIBO" or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

        "Life of Mine Tax Model" means the model, prepared in conjunction with the most recent Exchange (including the Initial Sale) to predict the future economic performance of Buyer and its Subsidiaries after such Exchange and certain corollary tax consequences. The Life of Mine Tax Model shall be consistent with the information that is provided by CPE LLC to third parties in connection with its business (including any information provided to third-party lenders, for purposes of obtaining and negotiating financing or otherwise). RTEA shall prepare the Life of Mine Tax Model with respect to the Initial Sale, and Buyer shall prepare the Life of Mine Tax Model with respect to subsequent Exchanges. Models produced by Buyer shall be susbtantially identical in form, methodology and content to the model produced by RTEA with respect to the Initial Sale. In each case, the Life of Mine Tax Model shall be prepared in a manner that is consistent with the methodology used to produce, and shall reflect the information and assumptions contained in, the Duff & Phelps Schedule and the Exchange Basis Schedule with respect to such Exchange. An example of the form, methodology and content to be reflected in the Life of Mine Tax Model is attached as Exhibit A to this Agreement.

        "Master Separation Agreement" means the Master Separation Agreement by and among Rio Tinto America, Inc., RTEA, Kennecott Management Services Company, Buyer and CPE LLC dated                        , 2009.

        "Maximum RTEA Tax Rate" means, at any given time, the highest combined marginal U.S. federal, state, and local income tax rates to which RTEA is subject.

        "Net Benefits Already Paid" is defined in Section 3.01(b).

        "Net Tax Benefit" is defined in Section 3.01(b).

        "New York Courts" is defined in Section 7.04(b).

        "Non-Exempted Transfer" means a transfer by Buyer, or any of its Subsidiaries, of one or more Adjustable Assets to any Person that is not an Exempted Transfer.

        "Notional Interest Rate" shall mean the RTEA cost of borrowing divided by four (4).

        "Notional Loan Balance" means an amount initially equal to zero and increased as provided in Section 4.04(a)(4) and decreased as provided in Section 4.04(a)(5).

        "Notional Loan Repayment Amount" means, with respect to any Exchange, an amount equal to the product of (x) the Exchanging Fraction; and (y) the Notional Loan Balance.

        "Objection Notice" is defined in Section 2.05(a).

        "Partner" means, with respect to any Partnership, a Person that is a partner in such Partnership for U.S. federal income tax purposes.

        "Partnership" means any entity that is treated as partnership for U.S. federal income tax purposes.

        "Pass-Through Buyer Subsidiary" means CPE LLC, or an entity that is wholly owned by CPE LLC, directly or indirectly, and that is not (i) treated as a corporation for U.S. federal income tax purposes or (ii) indirectly owned by CPE LLC, in whole or in part, through an entity that is treated as a corporation for U.S. federal income tax purposes.

        "Payment Date" means any date on which a payment is required to be made pursuant to this Agreement.

        "Person" means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

        "Pre-Exchange Transfer" means any transfer of one or more RTEA Units that occurs prior to an Exchange of such RTEA Units.

        "Projected Tax Benefit Schedule" means, as of the Early Termination Notice Date or a Change of Control Date, as applicable (the "Freeze Date"), a model, prepared by an Accounting Firm, designed to predict all payments required to be made pursuant to this Agreement beginning at the last Exchange Date, based on the Life of Mine Tax Model and (i) taking into account all changes to U.S. federal tax law, including, but not limited to, changes in tax rates, the rules governing percentage and cost depletion, and the Section 199 Rules enacted or promulgated after the date of the Life of Mine Tax Model and on or before the Freeze Date (including any such changes that are not scheduled to take effect until after the Freeze Date); (ii) incorporating the assumption that all non-amortizable, non-depletable, non-depreciable Adjustable Assets will be deemed to be disposed of, at a price equal to their tax basis, on the later of the Freeze Date and the fifteenth anniversary of the date of the Initial Sale and (iii) if a carryback from a Taxable Year gives rise to a refund with respect to a prior Taxable Year, such refund shall, for purposes of computing payments required to be made pursuant to this Agreement, be treated as an offset to the tax liability for the Taxable Year in which the carryback arises (and if the refund exceeds such tax liability, a negative tax liability for such year) and not as an adjustment to the tax liability of the prior Taxable Year. For the avoidance of doubt, if, in any year projected, there is calculated to be a greater actual tax liability than hypothetical tax liability (or if both actual and hypothetical tax liabilities are negative, a lesser negative actual tax liability than negative hypothetical tax liability), then pursuant to Sections 4.03(b)(i) and 4.04(c)(iii), the Projected Tax Benefit Schedule shall show a payment due from RTEA to CPE of zero for such projected year. Further, in the case of an early termination, the Projected Tax Benefit Schedule: (i) shall treat all RTEA Units that have not yet been Exchanged as being Exchanged on the Early Termination Notice Date for the cash purchase price Buyer would have paid under the Buyer Assumption Right had such Exchange actually occurred on the Early Termination Notice Date; (ii) shall subtract from each taxable year for which the model predicts a payment an amount equal to the Assumed Administrative Cost; and (iii) shall not reflect any adjustments for inflation with respect to any factual input.

        "Realized Tax Benefit" means, for a Taxable Year, the excess, if any, of the Hypothetical Buyer Tax Liability over the Actual Buyer Tax Liability. If all or a portion of the Actual Buyer Tax Liability for the Taxable Year arises as a result of a Buyer Audit, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

        "Realized Tax Detriment" means, for a Taxable Year, the excess, if any, of the Actual Buyer Tax Liability over the Hypothetical Buyer Tax Liability. If all or a portion of the Actual Buyer Tax Liability for the Taxable Year arises as a result of a Buyer Audit, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

        "Reclamation Costs" means obligations assumed by CPE LLC as part of the liabilities assumed (pursuant to Treasury Regulation 1.752-1(a)(4)(ii)) that may not be accrued for U.S. federal income tax purposes as they fail to meet the all events and economic performance requirements of Treasury Regulation 1.446-1(c)(1)(ii) and Treasury Regulation 1.461-1(a)(2) as of the date of this Agreement, and which are added to the tax basis of the Adjustable Assets when they are paid or otherwise meet the all events and economic performance tests (see Treasury Regulation 1.461-4). For this purpose, the obligation assumed by the Buyer or CPE LLC for the closure of the mines is assumed to meet the all events and economic performance tests when the mines are closed. The current cost to reclaim acreage disturbed as of the transaction date is assumed to meet the all events and economic performance tests as those acres are reclaimed.

        "Reconciliation Dispute" is defined in Section 7.09.

        "Reconciliation Procedures" shall mean the reconciliation procedures set forth in Section 7.09 of this Agreement.

        "Registration Statement" means the Form S-1 (SEC File No. 333-161293), including the prospectus related thereto, filed by Buyer with the SEC, together with all amendments and supplements thereto.

        "Restricted Transfer" means any Non-Exempted Transfer (i) that is not fully taxable to the transferor; and (ii) in which the transferee is either (x) treated as a corporation for U.S. federal income tax purposes; or (y) owned by CPE LLC, directly or indirectly, wholly or partly through any entity that is treated as a corporation for U.S. federal income tax purposes. For the avoidance of doubt, (i) the granting of any lien on any Adjustable Asset or the pledging of any Adjustable Asset shall not constitute a Restricted Transfer so long as such pledge or lien is permitted under the terms of the CPE LLC Agreement; and (ii) a transfer to any entity owned directly or indirectly in part by Cloud Peak Energy Services, Inc. ("CPESC") shall not constitute a Restricted Transfer so long as CPESC holds (taking into account both direct and indirect interests), less than a 1% interest in the capital of such entity and less than a 1% interest in the profits and losses (and each item thereof) of such entity.

        "RTEA" is defined in the Recitals of this Agreement.

        "RTEA Units" shall mean any membership units in CPE LLC that were owned by RTEA or its Affiliate prior to the Initial Sale.

        "Schedule" means any Exchange Basis Schedule, Tax Benefit Schedule, Amended Schedule or Tax Benefit Computation Schedule.

        "Section 199 Rules" means, as of a given date, Section 199 of the Code, any successor provisions, the Treasury Regulations thereunder, and similar provisions of Tax Law as of such date.

        "Section 754 Election" is defined in the Recitals of this Agreement.

        "Subsidiary" means, as of any date of determination, any other Person as to which Buyer owns, directly or indirectly, or otherwise controls, 50% or more of (x) the voting power or other similar rights, or (y) the general partner interests or managing member or similar interests.

        "Surviving Entity" is defined in Section 4.04(c).

        "Tax Benefit Computation Schedule" is defined in Section 2.04.

        "Tax Benefit Payment" is defined in Section 3.01(b).

        "Tax Benefit Schedule" is defined in Section 2.04.

        "Tax Law" means the Code, Treasury Regulations, applicable state, local and foreign taxing statutes and regulations, and other published guidance thereunder.

        "Tax Return" means a return, declaration, report or similar statement required to be filed with respect to U.S. federal income taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated U.S. federal income tax.

        "Taxable Year" means a taxable year as defined in Section 441(b) of the Code or comparable section, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after the date of the Initial Sale.

        "Taxes" means U.S. federal income taxes and any interest related thereto.

        "Taxing Authority" shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising regulatory authority with respect to any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured by or with respect to net income or profits, in whole or in part, whether as an exclusive or on an alternative basis, and any interest related thereto.

        "Total Actual/Modified Payment Difference" means:

            (i)  as of an Early Termination Notice Date, the sum of the future values (and, if the Early Termination Payment Date is after the end of a Taxable Year but before the due date (without extensions) for filing the U.S. federal income tax return of the Buyer with respect to such Taxable Year, the present value) to the Early Termination Payment Date of the Actual/Modified Payment Differences for all Taxable Years ending on or before the Early Termination Notice Date but on or after the most recent Exchange Date, calculated using the Early Termination Rate as a discount rate and assuming for purposes of computing such future (or present) values that the Actual/Modified Payment Difference with respect to Taxes for each Taxable Year accrues on the due date (without extensions) for filing the U.S. federal income tax return of Buyer with respect to such Taxable Year; or

           (ii)  as of a Change of Control Date, the sum of the future values (and, if the Change of Control Date is after the end of a Taxable Year but before the due date (without extensions) for filing the U.S. federal income tax return of the Buyer with respect to such Taxable Year, the present value) to the Change of Control Date of the Actual/Modified Payment Differences for all Taxable Years ending on or before the Change of Control Date but on or after the most recent Exchange Date, calculated using the Early Termination Rate as a discount rate and assuming for purposes of computing such future (or present) values that the Actual/Modified Payment

  Difference with respect to Taxes for each Taxable Year accrues on the due date (without extensions) for filing the U.S. federal income tax return of Buyer with respect to such Taxable Year.

        "Treasury Regulations" means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

ARTICLE II

DETERMINATION OF EXCHANGE BASIS SCHEDULE AND REALIZED TAX BENEFIT

        Section 2.01.    Basis Adjustment.    Buyer and RTEA acknowledge that, as a result of an Exchange, Buyer's tax basis in the applicable Adjustable Assets shall be adjusted to reflect a Basis Adjustment, if any. The parties hereby acknowledge that, generally, Buyer's tax basis in the applicable Adjustable Assets shall be increased by the excess, if any, of (i) the sum of (x) the amount of cash or other consideration transferred to RTEA, its Affiliate, or any direct or indirect successor pursuant to the Exchange as payment for the redeemed or transferred RTEA Units (including the fair market value of any Buyer common stock, if applicable), plus (y) the amount of payments made pursuant to this Agreement with respect to such Exchange plus (z) the amount of debt allocated to the RTEA Units acquired pursuant to such Exchange over (ii) RTEA's (or its Affiliate's) share of the tax basis of the Adjustable Assets immediately prior to the Exchange attributable to the RTEA Units Exchanged.

        Section 2.02.    Duff & Phelps Schedule.    Within 30 calendar days after any Exchange Date, Buyer shall cause Duff & Phelps LLC, or another Person that has nationally recognized expertise in valuation matters and that is acceptable to both RTEA and Buyer, to prepare and deliver to Buyer and RTEA a schedule (the "Duff & Phelps Schedule") that allocates the purchase price of the RTEA Units being acquired by CPE or redeemed by CPE LLC in such Exchange among the various assets that CPE LLC owns, directly and indirectly. Buyer and RTEA shall agree on the methodology to be used in the preparation of the Duff & Phelps Schedule with respect to the Initial Sale (the "Initial Duff & Phelps Schedule"). The Duff & Phelps Schedule with respect to all subsequent Exchanges shall be prepared in a manner that is consistent with the methodology used to produce the Initial Duff & Phelps Schedule. If Buyer and RTEA cannot agree as to whether a Duff & Phelps Schedule was produced consistently with the methodology used to produce the Initial Duff & Phelps Schedule within 60 days after an Exchange, the parties shall employ the Reconciliation Procedures.

        Section 2.03.    Exchange Basis Schedule.    Within 45 calendar days after Buyer and RTEA receive the Duff & Phelps Schedule, a schedule (the "Exchange Basis Schedule") shall be produced that shall show, for purposes of Taxes, (i) the actual unadjusted tax basis of the Adjustable Assets as of each applicable Exchange Date, (ii) the amount by which each Adjustable Asset's tax basis is reduced pursuant to the Deferred Basis Reduction, (iii) the Basis Adjustment with respect to the Adjustable Assets as a result of the Exchange, (iv) the Irreducible Basis Amount with respect to the Exchange, (v) the period or periods, if any, over which the Adjustable Assets are amortizable and/or depreciable, and (vi) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable. The Exchange Basis Schedule shall be prepared in accordance with the information and assumptions contained in the Duff & Phelps Schedule, as well as Sections 743 and 755 of the Code, the Treasury Regulations thereunder, and any similar provisions of Tax Law, as appropriate. RTEA shall prepare the Exchange Basis Schedule with respect to the Initial Sale, and Buyer shall prepare the Exchange Basis Schedule with respect to each subsequent Exchange.

        Section 2.04.    Tax Benefit Schedule.    Within the later of 45 calendar days after the filing of the U.S. federal income tax return of Buyer for any Taxable Year and 15 calendar days after the receipt by Buyer of the last Exchange Basis Schedule with respect to any Taxable Year, Buyer shall provide to RTEA (i) a schedule showing the calculation of the Realized Tax Benefit or Realized Tax Detriment for

such Taxable Year (a "Tax Benefit Schedule"); (ii) a certification signed by the CFO of Buyer stating that the Tax Benefit Schedule is consistent with the Tax Returns of Buyer and each of its Subsidiaries, and that the Tax Benefit Schedule was prepared using the same standard of care as the Tax Returns of Buyer and each of its Subsidiaries; and (iii) a calculation of the Tax Benefit Payment due with respect to such Taxable Year, if any, with an estimate of the Interest Amount based on the expected payment date (a "Tax Benefit Computation Schedule"). The Tax Benefit Schedule and Tax Benefit Computation Schedule will become final as provided in Section 2.05(a) and may be amended as provided in Section 2.05(b) (subject to the procedures set forth in Section 2.05(b)).

        Section 2.05.    Procedures, Amendments.

        (a)    Procedure.    Every time Buyer delivers to RTEA a Tax Benefit Schedule or an Amended Schedule pursuant to Section 2.05(b), Buyer shall also (x) deliver to RTEA schedules and work papers providing reasonable detail regarding the preparation of such Schedule and (y) allow RTEA reasonable access, at no cost to RTEA, to the appropriate representatives at Buyer, or any Affiliate of Buyer, in connection with a review of such Schedule. Buyer shall also allow RTEA reasonable access to third parties retained by Buyer or its Affiliates, and the costs of RTEA's access to such third parties shall be borne 85% by RTEA and 15% by Buyer. Any Schedule received by RTEA shall become final and binding on all parties unless RTEA, within 30 calendar days after receiving such Schedule, provides Buyer with notice of a reasonable objection to such Schedule ("Objection Notice") made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days of receipt by Buyer of an Objection Notice, Buyer and RTEA shall employ the Reconciliation Procedures.

        (b)    Amended Schedule.    Any Exchange Basis Schedule (or amended Exchange Basis Schedule) or applicable Tax Benefit Schedule (or amended Tax Benefit Schedule) and its corresponding Tax Benefit Computation Schedule for any Taxable Year shall be amended from time to time by Buyer (such Schedule, an "Amended Schedule") (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to RTEA, (iii) to comply with the Expert's determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or pursuant to a Determination for such Taxable Year. Upon the amendment of any Exchange Basis Schedule (or amended Exchange Basis Schedule) or any Tax Benefit Schedule (or amended Tax Benefit Schedule), the corresponding Duff & Phelps Schedule (or amended Duff & Phelps Schedule) shall be amended in a consistent manner.

        Section 2.06.    Costs and Expenses.    All reasonable third-party out of pocket costs and expenses incurred by RTEA and Buyer to produce, evaluate, or resolve any disagreement with respect to the Duff & Phelps Schedule, the Life of Mine Model, the Projected Tax Benefit Schedule, or any Schedule required to be produced under this Agreement that would not have been incurred by RTEA or Buyer, respectively, if RTEA and Buyer had not entered into this Agreement, shall be borne 85% by RTEA and 15% by Buyer unless otherwise explicitly provided under this Agreement. For the avoidance of doubt, such costs or expenses shall not include time or resources spent by employees of RTEA, Buyer, or any of their respective Affiliates.

 ARTICLE III

TAX BENEFIT PAYMENTS

        Section 3.01.    Payments.

        (a)    Payments.    Within five (5) calendar days of a Tax Benefit Schedule and the corresponding Tax Benefit Computation Schedule delivered to RTEA becoming final in accordance with Section 2.05(a), Buyer shall pay to RTEA the Tax Benefit Payment (if the Tax Benefit Payment is a positive number) or RTEA shall pay to Buyer the Tax Benefit Payment (if the Tax Benefit Payment is a negative number) for such Taxable Year, determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of RTEA previously designated by RTEA to Buyer, to a bank account of Buyer previously designated by Buyer to RTEA, or as otherwise agreed by Buyer and RTEA. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments and no Tax Benefit Payment shall be made in respect of an Amended Schedule except in accordance with Section 3.01(b). At the same time that the Tax Benefit Payment is paid, the payor shall provide documentation to the recipient illustrating the payor's calculation of the Interest Amount with respect to such Tax Benefit Payment.

        (b)   A "Tax Benefit Payment" with respect to a Taxable Year means an amount equal to 85% of the sum of the Net Tax Benefit and the Interest Amount for that Taxable Year. The "Net Tax Benefit" for each Taxable Year shall be an amount equal to the difference of (i) the Cumulative Net Realized Tax Benefit for such Taxable Year and (ii) the total amount of net payments previously made from Buyer to RTEA under this Section 3.01, excluding all payments attributable to Interest Amount (the "Net Benefits Already Paid"). The "Interest Amount" for each Taxable Year shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate, compounded monthly, from the due date (without extensions) for filing the U.S. federal income tax return of Buyer with respect to Taxes for such Taxable Year until the Payment Date. For the avoidance of doubt, each of the Net Tax Benefit, the Interest Amount, and the Tax Benefit Payment with respect to a given Taxable Year may be a negative number. Notwithstanding any other provisions of this Agreement, distributions and payments made pursuant to Section 5.4(f) of the CPE LLC Agreement shall not be taken into account in calculating amounts due under this Section 3.01 or any other provision of this Agreement.

        (c)   Upon delivery of an Exchange Basis Schedule as described in Section 2.03, Buyer shall pay to RTEA an amount equal to the Irreducible Basis Amount Payment, if any.

        (d)   Within ten (10) calendar days of December 31, March 31, June 30, and September 30 of each year, Buyer shall pay to RTEA an amount equal to the product of (i) the Notional Loan Balance as of the first day of the quarter ending on such date and (ii) the Notional Interest Rate.

        Section 3.02.    No Duplicative Payments.    It is intended that the above provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that Buyer shall pay to RTEA 85% of the Cumulative Net Realized Tax Benefit and Interest Amount and that RTEA pay to Buyer any excess over 85% of the Cumulative Net Realized Tax Benefit and Interest Amount that RTEA may have received. The provisions of this Agreement shall be construed in the appropriate manner in order to realize such intentions.

ARTICLE IV

TERMINATION AND CHANGE OF CONTROL

        Section 4.01.    Early Termination and Breach of Agreement.

        (a)   Subject to Section 4.03, Buyer may terminate this Agreement at any time by paying to RTEA the Early Termination Payment after the Early Termination Payment Date; provided, however, that this

Agreement shall only terminate upon the receipt of the Early Termination Payment, and provided, further, that Buyer may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the Early Termination Payment Date. Upon payment of the Early Termination Payment by Buyer, neither RTEA nor Buyer shall have any further payment obligations under this Agreement, other than for any unpaid Tax Benefit Payment with respect Taxable Years ending on or before the Early Termination Notice Date.

        (b)   In the event that Buyer materially breaches this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder (including the provisions of Section 4.04(a)(2)), by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code, or otherwise, then all of Buyer's obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, and (2) any Tax Benefit Payment due and payable but unpaid as of the date of a breach. Notwithstanding the foregoing, in the event that Buyer materially breaches this Agreement, RTEA shall be entitled to elect to receive the amounts set forth in (1) and (2) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within 45 calendar days of the date such payment is due shall be deemed to be a material breach under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within 45 calendar days of the date such payment is due. Buyer and RTEA specifically agree that the remedies provided in this Section are not intended as a penalty.

        (c)   Buyer and RTEA agree that the aggregate fair market value of the Tax Benefit Payments cannot be ascertained with any reasonable certainty for U.S. federal income tax purposes.

        Section 4.02.    Early Termination Notice.    If Buyer chooses to exercise its right of early termination under Section 4.01 above, Buyer shall deliver to RTEA notice of such intention to exercise such right ("Early Termination Notice") together with a schedule (the "Early Termination Schedule") showing, in reasonable detail, the calculation of the Early Termination Payment. The applicable Early Termination Schedule shall become final and binding on all parties unless RTEA, within 30 calendar days after receiving the Early Termination Schedule, provides Buyer with notice of a reasonable objection to such Early Termination Schedule made in good faith ("Early Termination Objection Notice"). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by Buyer of the Early Termination Objection Notice, Buyer and RTEA shall employ the Reconciliation Procedures. If RTEA provides an Early Termination Objection Notice objection, the Early Termination Schedule shall become final upon the earlier of an agreement between the parties or the resolution of a Reconciliation Dispute pursuant to Section 7.09.

        Section 4.03.    Payment upon Early Termination.

        (a)    Date Payment Due.    Within three calendar days after agreement between RTEA and Buyer with respect to the Early Termination Schedule, Buyer shall pay to RTEA an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by RTEA or as otherwise agreed by Buyer and RTEA. Failure by Buyer to pay the Early Termination Payment pursuant to this Section 4.03 shall in no event be treated as a material breach of this Agreement but the Early Termination Notice and the Early Termination Schedule finalized pursuant to Section 4.02 given with respect to such notice shall be void.

        (b)    Early Termination Payment.    The "Early Termination Payment" shall equal the excess, if any, of (i) the sum of (x) the present value, as of the Early Termination Payment Date, of all payments that the Projected Tax Benefit Schedule as of the Early Termination Notice Date provides that RTEA should receive from Buyer with respect to all Taxable Years ending after the Early Termination Notice

Date and that are due after the Early Termination Payment Date and (y) the future value, as of the Early Termination Payment Date, of all payments that the Projected Tax Benefit Schedule as of the Early Termination Notice Date provides that RTEA should receive from Buyer with respect to all Taxable Years ending after the Early Termination Notice Date and that are due before the Early Termination Payment Date, in both cases using the Early Termination Rate as a discount rate (or interest rate), over (ii) the Total Actual/Modified Payment Difference as of the Early Termination Notice Date. For purposes of computing such present value (or future value), any payment that the Projected Tax Benefit Schedule provides that RTEA should receive from Buyer with respect to Taxes of a Taxable Year shall be treated as payable on the due date (without extensions) for filing the U.S. federal income tax return of Buyer with respect to such Taxes for such Taxable Year. For the avoidance of doubt, a negative Total Actual/Modified Payment Difference shall be added to the amount calculated in clause (i) of this Section 4.03(b).

        Section 4.04.    Transfers of Assets, Change of Control, Change of Structure.

        (a)    Transfers of Assets.    The provisions of this section 4.04(a) shall apply to any transfer that is deemed to occur for U.S. federal income tax purposes, including any transfer that is deemed to occur under the provisions of Treasury Regulation § 301.7701-3.

          (1)   Generally. Buyer shall give RTEA at least 30 days' written notice prior to any Non-Exempted Transfer.

          (2)   Restricted Transfers. Buyer shall not, and shall not cause any of its Subsidiaries to, transfer any Adjustable Assets in a Restricted Transfer.

          (3)   Asset Transfers. If Buyer, or a Subsidiary of Buyer, transfers any Adjustable Assets in a Non-Exempted Transfer that is not currently fully taxable for U.S. federal income tax purposes, then, for purposes of that Taxable Year and all subsequent Taxable Years, if the Alternative Tax Benefit Payment calculated with respect to such Adjustable Assets for a Taxable Year is larger than the Tax Benefit Payment for that Taxable Year, Section 3.01 shall be applied to such Taxable Year as if all references to the Tax Benefit Payment were instead references to the Alternative Tax Benefit Payment calculated with respect to such Adjustable Assets, but leaving the Net Benefits Already Paid unchanged. If the foregoing sentence cannot be applied because Buyer is not able to calculate either the Tax Benefit Payment or the Alternative Tax Benefit Payment with respect to such Adjustable Assets for a relevant Taxable Year (the "Incalculable Year"), then for purposes of applying Section 3.01 to the Incalculable Year and all subsequent Taxable Years, (i) Buyer or such Subsidiary shall be treated as having disposed of such Adjustable Asset in a fully taxable transaction on the first day of the Incalculable Year and (ii) the consideration deemed to be received by Buyer or such Subsidiary shall be equal to the gross fair market value of such Adjustable Asset. For the avoidance of doubt, each Non-Exempted Transfer of an Adjustable Asset will be subject to this Section 4.04(a)(3) to the extent that it is not currently taxable and to Section 4.04(a)(4) to the extent that it is currently taxable.

          (4)   Increases to Notional Loan Balance. If Buyer, or a Subsidiary of Buyer, transfers any Adjustable Asset with a gross value greater than $10 million in a transfer that is taxable in whole or in part and is made outside the ordinary course of business, the Notional Loan Balance shall be increased on such date by an amount equal to the product of (i) the taxable gain (excluding any gain attributable to any increase in the fair market value between the date of such transfer and the most recent Exchange Date) allocated to RTEA with respect to such transfer (the "Accelerated RTEA Gain" with respect to such transaction) and (ii) the Maximum RTEA Tax Rate. Following any such transaction, Buyer shall promptly (but in no case more than forty-five (45) days following the date of the transaction) compute the increased Notional Loan Balance and provide RTEA with written notice thereof. For the avoidance of doubt, each Non-Exempted Transfer of an Adjustable

  Asset will be subject to Section 4.04(a)(3) to the extent that it is not currently taxable and to this Section 4.04(a)(4) to the extent that it is currently taxable.

          (5)   Decreases to Notional Loan Balance. Upon each Exchange Date, the Notional Loan Balance shall be reduced by the Notional Loan Repayment Amount. Following any such transaction, Buyer shall promptly (but in no case more than forty-five (45) days following the date of the transaction) compute the decreased Notional Loan Balance and provide RTEA with written notice thereof.

        (b)    Change of Control of Subsidiary of Buyer.    If there is a Change of Control with respect to any Subsidiary of Buyer, other than CPE LLC, in any Taxable Year (other than as a result of a Change of Control of Buyer or CPE LLC), such Subsidiary shall be treated as having disposed of all of its Adjustable Assets immediately before such Change of Control in transactions that are taxable to the same extent that the disposition of the Subsidiary is taxable, and the provisions of Section 4.04(a) shall apply to such deemed dispositions.

        (c)    Change of Control of Buyer or of CPE LLC.    In the event of a Change of Control of Buyer or CPE LLC, with respect to the Taxable Year of such Change of Control and subsequent Taxable Years, (i) no payments will be due under Section 3.01(a) with respect to Taxable Years ending after the Change of Control Date; (ii) Buyer or, if applicable, its successor (Buyer or such entity, as appropriate, the "Surviving Entity") shall not be obligated to make any payments under Section 3.01(c); and (iii) the Surviving Entity shall be obligated to make payments to RTEA in the amounts and on the dates provided in the Projected Tax Benefit Schedule with respect to Taxable Years ending after such Change of Control Date, except that each such payment shall be multiplied by the Change of Control Payment Modifier as of such Change of Control Date. Notwithstanding the foregoing, if RTEA owns RTEA Units or common stock of the Surviving Entity 180 calendar days after the Change of Control of Buyer or CPE LLC, this Agreement shall continue as if there had been no Change of Control of Buyer or CPE LLC, as applicable. In the event that, after such Change of Control, the credit rating of the Surviving Entity is lower than Buyer's credit rating prior to the events giving rise to the Change of Control, and this Agreement has not been terminated by the Surviving Entity exercising its right to terminate this Agreement pursuant to Section 4.01(a), the Surviving Entity shall obtain credit support (which credit support may consist of a pledge of its assets to RTEA to secure payments under this Agreement) sufficient to cause the remaining payments under this Agreement to have a credit rating at least as high as the rating on the most subordinated outstanding bona fide debt of CPE LLC prior to the events giving rise to the Change of Control. In the event of a dispute arising under this Section 4.04(c), Buyer and RTEA shall employ the Reconciliation Procedures. In the event of a Change of Control, all references to Buyer herein shall be read as references to the Surviving Entity.

        (d)    Change of Structure.    If Buyer changes the structure of CPE LLC or its interest therein in a manner that diminishes the benefits allocable to RTEA under this Agreement (a "Change of Structure"), including, without limitation, a sale of Adjustable Assets to a Subsidiary that is treated as a corporation for U.S. federal income tax purposes, then, notwithstanding anything to the contrary herein, the calculation of the payments to be made to RTEA pursuant to this Agreement shall be made as if no such Change of Structure had occurred.

ARTICLE V

LATE PAYMENTS

        Section 5.01.    Late Payments.    The amount of all or any portion of any payment or advance not made when due under the terms of this Agreement, including any Tax Benefit Payment not made to RTEA or Buyer, shall be payable together with any interest thereon, computed at the Default Rate, compounded monthly, and commencing from the date on which such payment was due and payable;

provided, that such additional interest shall not be deemed liquidated damages and the party that is owed payment shall retain its remedies hereunder.

ARTICLE VI

PARTICIPATION; CONSISTENCY; COOPERATION

        Section 6.01.    Participation in Buyer's Tax Matters.    Except as otherwise provided herein, Buyer shall have full responsibility for, and sole discretion over, all tax matters concerning Buyer and its Subsidiaries, including, without limitation, the preparation, filing or amending of any U.S. federal, state, or local or non-U.S. tax return and the defending of any issues pertaining to taxes, subject to a requirement that Buyer act in good faith in connection with its control of any matter which is reasonably expected to affect RTEA's rights and obligations under this Agreement. Further, the Buyer shall promptly notify RTEA in writing of and keep RTEA reasonably informed with respect to the portion of any Buyer Audit the outcome of which is reasonably expected to affect RTEA's rights and obligations under this Agreement, and shall provide RTEA reasonable opportunity to provide information and other input to Buyer, its Subsidiaries, any consolidated group of which Buyer is a member, and their respective advisors concerning the conduct of any such portion of such Buyer Audit. RTEA shall have the right to attend in person or by telephone (but not participate in) any Buyer Audit the outcome of which could reasonably be expected to affect the amount of net payments that RTEA is expected to receive under this Agreement by [$10 million]. Buyer shall not settle or fail to contest any issue pertaining to taxes that is reasonably expected to affect RTEA's rights and obligations under this Agreement without RTEA's consent, such consent not to be unreasonably withheld.

        Section 6.02.    Consistency.    Unless there has previously been a Determination to the contrary, RTEA, Buyer, and Buyer's Subsidiaries agree to report and cause to be reported for all purposes, including U.S. federal, state, local and foreign tax purposes and financial reporting purposes, all tax-related items, in a manner consistent with this Agreement, including, without limitation, (1) any allocation shown on any Exchange Basis Schedule, (2) the Section 754 Elections made with respect to any applicable Subsidiaries of Buyer (including that each such election was validly and timely made, whether or not the electing entity was a Subsidiary of Buyer at the time of such election), and (3) the treatment of any payment made pursuant to Section 3 or Section 4 of this Agreement. Furthermore, the parties agree to treat any payment made pursuant to Section 3 or Section 4 or this Agreement, other than payments of Imputed Interest, as an adjustment to the purchase price of the RTEA Units acquired in an Exchange.

        Section 6.03.    Cooperation.    (a) Each of RTEA and Buyer shall (1) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any financial statement, preparing any tax return or contesting or defending any audit, examination or controversy with any Taxing Authority, (2) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (1) above, and (3) reasonably cooperate in connection with any such matter.

        (b)   RTEA and Buyer will promptly provide to the other a copy of any written communication from or with the IRS or any other Taxing Authority that relates in any respect to this Agreement or to the treatment of any Exchange or related transaction (including any communication that relates to the allocation shown on any Exchange Basis Schedule).

        Section 6.04.    Section 754 Elections.    If, at any point, any Subsidiary of Buyer that is a Partnership does not have a Section 754 Election in effect, Buyer shall cause such Subsidiary of Buyer to make a valid Section 754 Election at the time that such Subsidiary files its Tax Return for such Taxable Year.

 ARTICLE VII

MISCELLANEOUS

        Section 7.01.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender's fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

  If to Buyer, to:

  Cloud Peak Energy Inc.
  General Counsel
  505 S. Gillette Avenue
  Gillette, WY 82716
  (307) 687-6000
  Fax: (307) 687-6059

  If to RTEA, to:

  Legal Department
  4700 Daybreak Parkway
  South Jordan, UT 84095

        Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

        Section 7.02.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

        Section 7.03.    Entire Agreement; No Third Party Beneficiaries.    This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 7.04.    Governing Law.    (a) This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the Parties.

        (b)   Each party hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, the Supreme Court of the State of New York sitting in New York County (the "New York Courts") for any legal action or other legal proceeding arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated thereby (and agrees not to commence any legal action or other legal proceeding relating thereto except in such courts). Furthermore, each party:

            (i)  expressly and irrevocably consents and submits to the jurisdiction of the New York Courts in connection with any such legal proceeding, including to enforce any settlement, order or award;

           (ii)  consents to service of process in any such proceeding in any manner permitted by the laws of the State of New York, and also agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7.01 is sufficient and reasonably calculated to give actual notice;

          (iii)  agrees that the New York Courts shall be deemed to be a convenient forum; and

          (iv)  waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in the New York Courts that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and

        (c)   Except as otherwise set forth in Section 7.09, in the event of any action or other proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party (as determined by the court) shall be entitled to payment by the non-prevailing party of all costs and expenses (including reasonable attorneys' fees) incurred by the prevailing party, including any costs and expenses incurred in connection with any challenge to the jurisdiction or the convenience or propriety of venue of proceedings before the New York Courts.

        (d)   Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any legal action or other legal proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers set forth in this Section 7.04(d).

        Section 7.05.    Severability.    If any terms or other provision of this Agreement shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable Law.

        Section 7.06.    Successors; Assignment; Amendments; Waivers.

        (a)   RTEA may assign its rights and obligations under this Agreement without the prior written consent of Buyer and may pledge or assign its rights under this Agreement in connection with a financing and the enforcement of the lender's rights thereunder. Notwithstanding the foregoing, if RTEA assigns its rights and obligations under this Agreement to any Person that is not an Affiliate of RTEA, such assignee shall not have the right to attend certain Buyer Audits that Section 6.01 provides to RTEA; however, a nationally recognized accounting or law firm retained by such assignee shall have the same right to attend Buyer Audits that Section 6.01 provides to RTEA.

        (b)   This Agreement may only be amended in a writing signed by both Buyer and RTEA. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

        (c)   All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. Buyer shall, by written agreement, require and cause any direct or indirect successor to all or substantially all of the Adjustable Assets or the business or assets of Buyer (whether by purchase, merger, consolidation or otherwise) expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Buyer would be required to perform if no such succession had taken place. If Buyer does not acquire such a written agreement and present it to RTEA before such direct or indirect successor of Buyer succeeds to all or substantially all of the Adjustable Assets or the business or assets of Buyer, the Surviving Entity shall become obligated to immediately pay to RTEA an amount equal to the present value of all future payments owed to RTEA under this Agreement, discounted at the Early Termination Rate.

        Section 7.07.    Titles and Subtitles.    The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        Section 7.08.    Resolution of Disputes.    Other than those disputes that are subject to Section 7.09, any and all disputes arising out of or relating to this Agreement (including any claim of fraud, misrepresenation or fraudulent inducement or any question of validity or effectof this Agreement) shall be resolved in accordance with Section 9.10 of the Master Separation Agreement.

        Section 7.09.    Reconciliation.    In the event that Buyer and RTEA are unable to resolve a disagreement with respect to the matters governed by Sections 2.01, 2.02, 2.03, 2.04, 2.05, 4.02, and 4.04 within the relevant period designated in this Agreement ("Reconciliation Dispute"), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the "Expert") in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or law firm, and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Buyer, RTEA or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by JAMS (formerly Judical Aribtration and Mediation Services, Inc.). The Expert shall resolve any matter relating to an Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by Buyer, subject to adjustment or amendment upon resolution. Each of Buyer and RTEA, respectively, shall be entitled to reimbursement for the reasonable out-of-pocket costs and expenses that it incurs in connection with such proceeding (including third-party out of pocket costs and expenses relating to the engagement of such Expert or amending any Tax Return) from the other party to the extent that the result reached by the Expert reflects the position advocated by Buyer or RTEA, respectively. By way of example, if RTEA asserts that it is entitled to a Tax Benefit Payment of $200 with respect to a particular Taxable Year and Buyer asserts that RTEA is entitled to a Tax Benefit Payment of $100 with respect to such Taxable Year, and the Expert concludes that RTEA is entitled to a Tax Benefit Payment of $180 with respect to such Taxable Year, RTEA shall be entitled to reimbursement of 80% of the reasonable out-of-pocket costs and expenses that it incurred in connection with such proceeding and Buyer shall be entitled to reimbursement of 20% of the reasonable out-of-pocket costs and expenses that it incurred in connection with such proceeding.

Each party may offset its payment obligations pursuant to the previous two sentences against the payment that it is entitled to receive pursuant to the previous two sentences. Notwithstanding the foregoing, if there is a dispute under Section 4.02 subject to these Reconciliation Procedures and the Early Termination Notice and Early Termination Schedule are voided pursuant to Section 4.03(a), Buyer shall pay all out-of-pocket costs and expenses incurred by RTEA in engaging the Expert and all other reasonable out-of-pocket costs and expenses incurred by RTEA in connection with the proceeding hereunder. Any dispute as to (i) whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09, (ii) the extent that the result reached by the Expert reflects the positions advocated by Buyer and RTEA, respectively, or (iii) the amount of the reasonable costs and expenses incurred in connection with such proceeding, shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on Buyer and RTEA and may be entered and enforced in any court having jurisdiction.

        Section 7.10.    Withholding.    Buyer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to RTEA.

        Section 7.11.    Present and Future Values.    Present and future values shall be computed on the basis of annual compounding (with compounding occurring on the last calendar day of each year).

        Section 7.12.    Confidentiality.    RTEA agrees to keep information that it learns about CPE's business and tax matters by virtue of this Agreement confidential. RTEA shall have no obligation to keep any information confidential to the extent that (i) any such information is or becomes publicly available (except as a result of an act of RTEA in violation of this Agreement) or is generally known to the business community or (ii) RTEA reasonably believes that it is legally compelled to disclose such information to any tribunal, agency, Governmental Authority, or self-regulatory organization, including, but not limited to, the New York Stock Exchange, or else stand liable for contempt or suffer other censure or financial penalty or is otherwise required by Law to disclose such information. Notwithstanding anything to the contrary herein, RTEA may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of Buyer and its Subsidiaries and any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to RTEA relating to such tax treatment and tax structure.

        Section 7.13.    Non-Effect of Other Tax Receivable Agreements.    RTEA and Buyer agree that if Buyer or any of its Subsidiaries enters into any other agreement that obligates Buyer or any of its Subsidiaries to make payments to another party in exchange for tax benefits conferred upon Buyer or any of its Subsidiaries, such tax benefits and such payments shall be ignored for all purposes of this Agreement, including for purposes of calculating the Actual Buyer Tax Liability and the Hypothetical Buyer Tax Liability.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, Buyer and RTEA have duly executed this Agreement as of the date first written above.

RIO TINTO ENERGY AMERICA INC.
By:
Name: Title:
CLOUD PEAK ENERGY INC.
By:
Name: Title:

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  Exhibit 10.31
Table of Contents
ARTICLE I DEFINITIONS
ARTICLE II DETERMINATION OF EXCHANGE BASIS SCHEDULE AND REALIZED TAX BENEFIT
ARTICLE III TAX BENEFIT PAYMENTS
ARTICLE IV TERMINATION AND CHANGE OF CONTROL
ARTICLE V LATE PAYMENTS
ARTICLE VI PARTICIPATION; CONSISTENCY; COOPERATION
ARTICLE VII MISCELLANEOUS